Exhibit 99.1

News From:

Release Date: October 23, 2014

Contact:

Jenniffer Collins

IGI Laboratories, Inc.

(856) 697-1441

www.igilabs.com

IGI LABORATORIES ANNOUNCES THIRD QUARTER 2014 RESULTS

BUENA, NJ - (PR NEWSWIRE) – IGI Laboratories, Inc. (NYSE MKT: IG), a New Jersey based specialty generic pharmaceutical company, announced its financial results for the third quarter ended September 30, 2014.

Third Quarter 2014 Highlights

•

Total revenues of $6.7 million in the third quarter of 2014, an increase of 67% over the same quarter in 2013

•

Total revenues of $20.0 million for the nine months ended September 30, 2014, an increase of 74% over the same period in 2013

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Total net revenues generated from the sale of IGI-label generic topical pharmaceutical products for the three and nine months ended September 30, 2014 were $3.0 million and $9.3 million, respectively, increases of 117% and 123% over the same periods in 2013, respectively

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Total net revenues from IGI-label generic products for the third quarter ended September 30, 2014 included a required adjustment to our chargeback accrual of $3.8 million related to price increases for IGI’s econazole nitrate cream 1% product, which took effect in September 2014

•

Gross margin increased to 42% for the nine months ended September 30, 2014 from 31% for the same period in 2013

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Net loss was $0.2 million in the third quarter of 2014, compared to a net loss of $0.1 million for the same period in 2013

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Net loss was $0.4 million and $0.8 million for the nine months ended September 30, 2014 and 2013, respectively

•

Net loss included research and development costs of $5.0 million and $2.1 million in the nine months ended September 30, 2014 and 2013, respectively

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On July 2, 2014, IGI sold 5,347,500 shares of its common stock, after giving effect to the exercise in full by the underwriters of their over-allotment option, in an underwritten offering at a price to the public of $5.00 per share. The net proceeds of the offering to IGI were approximately $25.2 million

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On September 24, 2014, IGI acquired eighteen former AstraZeneca products, seventeen of which were injectable products

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On September 30, 2014, IGI acquired two ophthalmic products from Valeant, in addition to the exclusive right to acquire three additional injectable products from Valeant

IGI’s President and Chief Executive Officer, Jason Grenfell-Gardner, stated, “At the beginning of 2014, we said this would be a year of transformation for IGI, and as we end the third quarter, we believe that we have delivered on that promise. The two acquisitions we completed at the end of September are initial drivers of a broader strategy to become a leader in the specialty generic pharmaceutical drug market. While we will continue expanding our reach into the topical market, we will also pursue targeted opportunities in the injectable, complex and ophthalmic generic pharmaceutical markets. We call this our TICO strategy as it represents our strategic focus to leverage our assets and expertise across the topicals, injectables, complex and ophthalmic spaces. As of today, we have seventeen ANDAs pending at the FDA, with an addressable market of over $465 million as of August 2014, and four additional ANDAs, which we have filed with three of our pharmaceutical partners under joint development agreements.” Mr. Grenfell-Gardner continued, “We increased total revenue by 67% over the same quarter last year, and improved margins to end the third quarter of 2014 with a gross margin of 42%, which included our adjustment to net revenue of just over $3.8 million related to price protection for our customers after our price increase for econazole nitrate cream 1% took effect in September. We expect to be on schedule to file at least ten ANDAs by the end of 2014. We forecast net revenue for 2014 to be $31.5 to $33.0 million, gross margin for 2014 to approximate 50% and net income for the full year to range between $2.0 and $3.0 million.”

The Company will hold a conference call at 4:15 pm ET on Thursday, October 23, 2014 to discuss the third quarter 2014 results.

The Company invites you to listen to the call by dialing 1-888-346-3479. International participants should call 1-412-902-4260. Canadian participants should call 1-855-669-9657. Participants should ask to be joined into the IGI Laboratories, Inc. call.

This call is being webcast by MultiVu (a PR Newswire Company) and can be accessed in the Investor Relations Section of IGI's website at www.igilabs.com.

About IGI Laboratories, Inc.

IGI Laboratories is a specialty generic pharmaceutical company. Our mission is to be a leading player in the specialty generic prescription drug market.

This press release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions, and other statements contained in this press release that are not historical facts and statements identified by words such as " will," “believe,” “target,” “estimated,” "continue" or words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those included from time to time in the "Risk Factors" and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our most recent Annual Report on Form 10-K, as updated by Quarterly Reports on Form 10-Q and other reports we file with the Securities and Exchange Commission. Actual results may differ materially from these expectations. Factors that could cause actual results to differ materially from these expectations include, but are not limited to: our inability to meet current or future regulatory requirements in connection with existing or future ANDAs; our inability to achieve profitability; our failure to obtain FDA approvals as anticipated; our inability to execute and implement our business plan and strategy; the potential lack of market acceptance of our products; our inability to protect our intellectual property rights; changes in and the impact of global political, economic, business, competitive, market, regulatory and other factors; and our inability to complete successfully future product acquisitions. We assume no obligation to update any forward-looking statements or information, which speak as of their respective dates.

IGI LABORATORIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except shares and per share information)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Revenues:
Product sales, net	$6,005	$3,950	$18,525	$11,124
Research and development income	635	10	1,385	278
Licensing, royalty and other revenue	28	35	95	97
Total revenues	6,668	3,995	20,005	11,499

Costs and Expenses:
Cost of sales	4,036	2,684	11,603	7,932
Selling, general and administrative expenses	1,124	692	3,563	2,078
Product development and research expenses	1,652	661	5,045	2,123
Total costs and expenses	6,812	4,037	20,211	12,133
Operating loss	(144)	(42)	(206)	(634)
Interest expense and other, net	(58)	(53)	(174)	(121)

Net loss	$(202)	$(95)	$(380)	$(755)

Basic and diluted loss per share	$(0.00)	$(0.00)	$(0.01)	$(0.02)

Weighted average shares of common stock outstanding:
Basic and diluted	52,457,938	43,395,980	48,811,328	39,510,540

IGI LABORATORIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the nine months ended September 30, 2014 and 2013

(in thousands)

(Unaudited)

	2014	2013

Cash flows from operating activities:
Net loss	$(380)	$(755)
Non-cash expenses	1,244	671
Changes in operating assets and liabilities	(1,894)	(1,307)

Net cash used in operating activities	(1,030)	(1,391)

Net cash used in investing activities	(3,077)	(2,049)

Net cash provided by financing activities	25,254	2,306

Net increase (decrease) in cash and cash equivalents	21,147	(1,134)
Cash and cash equivalents at beginning of period	2,101	2,536
Cash and cash equivalents at end of period	$23,248	$1,402

IGI LABORATORIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share information)

	(Unaudited) September 30, 2014	December 31, 2013*
ASSETS
Current assets
Cash and cash equivalents	$23,248	$2,101
Accounts receivable, net	6,369	4,947
Inventories	3,218	2,869
Prepaid expenses and other receivables	1,011	641
Total current assets	33,846	10,558
Property, plant and equipment, net	3,169	2,623
Product acquisition costs, net	10,135	1,766
Restricted cash, long term	54	54
License fee, net	125	200
Debt issuance costs, net	45	69
Other	143	157
Total assets	$47,517	$15,427

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,143	$1,523
Accrued expenses	3,359	2,915
Payable for product acquisition costs	6,000	-
Deferred income, current	34	768
Capital lease obligation, current	131	15
Total current liabilities	11,667	5,221

Note payable, bank	2,854	3,000
Other long term liabilities	105	15
Total liabilities	14,626	8,236

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, 60,000,000 shares authorized; 52,577,787 and 46,748,575 shares issued and outstanding as of September 30, 2014 and December 31, 2013, respectively	545	487
Additional paid-in capital	77,563	51,541
Accumulated deficit	(45,217)	(44,837)
Total stockholders’ equity	32,891	7,191
Total liabilities and stockholders' equity	$47,517	$15,427

*Derived from the audited December 31, 2013 financial statements